UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020

PHARMACYTE BIOTECH, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-68008	62-1772151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23046 Avenida de la Carlota, Suite 600 Laguna Hills, CA	92653
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (917) 595-2850

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 7.01 Regulation FD Disclosure.

On April 8, 2020, PharmaCyte Biotech, Inc., a Nevada corporation (“Company”), published the press release which is furnished hereto as Exhibit 99.1 and is incorporated herein by reference. The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities under that Section and will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

Effective as of April 2, 2020, PharmaCyte Biotech, Inc., a Nevada corporation (“Company”), entered into a License Agreement (“Agreement”) with Hai Kang Life Corporation Limited, a corporation organized under the laws of Hong Kong (“Licensor”), pursuant to which the Licensor granted to the Company a license to certain technology owned or controlled by the Licensor related to COVID-19 diagnostic kits (“Kits”). Pursuant to the Agreement, the Company may directly (or through a third party) conduct research, use, develop, market, sell, distribute, import and export Products for human and veterinary uses in North America, the United Kingdom and certain other European cites (“Territory”). A “Product” is defined as any existing Kit of the Licensor or any future Kit derived from the Licensor’s Kits and includes an in vitro diagnostic test that is designed, manufactured and used within a single laboratory for which the U.S. FDA is not enforcing any premarket review or other regulatory approval requirements.

The Company is required to use its commercially reasonable efforts to develop and commercialize at least one Product in the Territory. This obligation to develop and commercialize a Product includes, among other things, the performance of non-clinical and clinical studies of any Product, the preparation, filing and prosecution of certain regulatory approvals for such Product (including to allow the Company to market and sell the Product and to get the Product approved for reimbursement). The Licensor is responsible for all aspects of the manufacture and supply of the Products to be developed and sold under the Agreement.

During the term of the Agreement, the Company is required to pay a monthly fee to the Licensor in the amount of $6,000, which monthly fee increases to $50,000 once the first Product receives regulatory approval from the U.S. FDA. In addition, upon the first commercial sale of a Product, the Company is required to make quarterly royalty payments equal to 10% of Net Sales (as defined in the Agreement) of any Product sold pursuant to the Agreement.

The Agreement has a perpetual term but may be terminated: (i) by the Company unilaterally with 120 days prior written notice; (ii) in the event one party believes the other party to be in breach of the Agreement, by the non-breaching party if the breaching party does not cure the breach within 60 days after the date the breaching party was given notice of such breach; or (iii) by the Licensee with the prior written consent of the Licensor (acting in its sole discretion), but such consent is not to be withheld or delayed if the Licensee wishes to terminate on account of demonstrable safety or efficacy concerns in respect of the Product. The Agreement also provides for indemnification by the Licensor and the Licensee under certain circumstances set forth in the Agreement. The Company may not sell a competing COVID-19 diagnostic kit during the term of the Agreement.

The Company believes it will need to engage a partner to be able to do the testing necessary to validate the claims made by the Licensor regarding the sensitivity and specificity of the technology covered by the Agreement, and the technology’s potential clinical utility.

Due to the early stage of both this relationship and the licensed technology, the Company cannot assure that it will be able to successfully: (i) develop such a Product with the Company’s current resources, on a timely basis, or at all; (ii) obtain the necessary regulatory approvals for such Product; (iii) commercialize any such Product; and (iv) get such Product approved for reimbursement in the U.S. and elsewhere. In addition, while the Licensor is obligated to manufacture any such Product, the Company cannot assure that the Licensor’s manufacture of any Products will comply with U.S. regulatory requirements or that any health care facility or provider will be willing or able to use Products manufactured by the Licensor.

The foregoing summary is qualified in its entirety by a copy of the Agreement, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 8, 2020.

99.2	License Agreement, dated as of April 2, 2020, by and between the Company and Hai Kang Life Corporation Limited.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2020	PHARMACYTE BIOTECH, INC.

	By:	/s/ Kenneth L. Waggoner
Kenneth L. Waggoner Chief Executive Officer, President and General Counsel

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